QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. ANNOUNCES
PRICING OF 2,050,000 SHARE FOLLOW-ON OFFERING

LAKE FOREST, CA — February 14, 2014 — Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (NASDAQ: QTWW), a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains, today announced it has priced a registered firm commitment underwritten public offering of 2,050,000 shares of its common stock at a price to public of $7.05 per share. Additionally, the Company has granted the underwriter the option to purchase up to an additional 307,500 shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about February 20, 2014, subject to satisfaction of closing conditions.

The total gross proceeds of the offering are expected to be approximately $14.5 million. After deducting the underwriter’s discount and other estimated offering expenses payable by Quantum, the net proceeds are expected to be approximately $13.3 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering for general corporate and working capital purposes.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter of the offering. Ascendiant Capital Markets, LLC is acting as financial advisor to the Company in connection with the offering.

A registration statement relating to shares of the common stock of Quantum has been declared effective by the Securities and Exchange Commission on September 29, 2011. This offering is being made by Quantum by means of a written prospectus supplement forming part of the effective registration statement. A copy of the final prospectus for the offering may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, phone number (612) 334-6300.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Quantum Investor Relations
Phone:  949-399-4555
Email:    ir@qtww.com